UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RumbleOn, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RumbleOn, Inc.

901 W. Walnut Hill Lane
Irving, Texas 75038

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

2023 ANNUAL MEETING OF STOCKHOLDERS ON JULY 14, 2023

The following information supplements and amends the proxy statement (the “Proxy Statement”) of RumbleOn, Inc. (“RumbleOn” or the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 23, 2023 and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (our “Board”) of the Company for the 2023 Annual Meeting of Stockholders of RumbleOn to be held on Friday, July 14, 2023 at 8:00 a.m. Central Time, at the Company’s Field Support Center in Texas at 901 W. Walnut Hill Lane, Irving, Texas 75038 and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined herein have the meaning given to them in the Proxy Statement.

Director Resignation

On July 7, 2023, Marshall Chesrown resigned as a director of the Company effective immediately. Mr. Chesrown’s resignation letter described his disagreement with certain recent corporate governance, disclosure and other actions taken by the Company, the Board and certain of its members, and indicated his intent to pursue legal claims. For more information, please see the Company’s Form 8-K filed on July 11, 2023.

Due to Mr. Chesrown’s resignation, the Company’s Board currently consists of eight members consisting of six members divided into three classes (three (3) Class I directors, two (2) Class II directors, one (1) Class III director) and two non-classified directors, Mark Tkach and Melvin Flanigan. As described in the Proxy Statement and pursuant to the Cooperation Agreement entered into by the Company with Messrs. Coulter and Tkach on June 30, 2023, the Board will appoint Mr. Tkach to Mr. Chesrown’s vacated Class III Board seat following the Annual Meeting.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.